Press Release:

For Immediate Release

KMG America Reports First Quarter 2006 Net Income of $0.06 Per Share

KMG America Will Host an Investor Web Cast Today, Monday, May 8th at 10:00 A.M. EST

Minneapolis, MN, May 8, 2006 – KMG America Corporation – (the “Company” or “KMG America”) (NYSE: KMA) today reported net income for the first quarter ended March 31, 2006 of $1.2 million, or $0.06 per diluted share, compared to net income for the fourth quarter of 2005 of $1.6 million, or $0.07 per diluted share, and first quarter 2005 net income of $1.0 million, or $0.05 per diluted share.

KMG America’s Chief Executive Officer, Kenneth Kuk, commented, “Although slightly below our expectations due to some unanticipated charges that are likely to be one-time in nature, the first quarter earnings and sales results are consistent with the annual guidance KMG America offered recently. The previously announced margin compression was apparent in the quarterly results of our new large case activity and this too was contemplated in the guidance numbers.”

Mr. Kuk added, “Long term care claims showed significant improvement after several quarters of increases which should reduce concerns about that trend. We also continue to gain momentum in the market as more and more consultants and brokers gain confidence in KMG America’s ability to deliver first rate products and administrative services.”

FIRST QUARTER FINANCIAL RESULTS

First quarter 2006 operating income (see discussion of non-GAAP financial measures below) decreased to $1.2 million compared to fourth quarter 2005 operating income of $1.5 million, due to the introduction of option expensing and a one-time refund of premiums resulting from a mass cancellation of an older policy form described below. First quarter 2006 operating income increased to $1.2 million, compared to first quarter 2005 operating income of $1.0 million, due primarily to improved results in the Kanawha legacy business -- particularly the Senior segment -- driven by higher investment income that more than offset increased expenses associated with the new KMG America sales activity.

After-tax operating losses attributed to the new KMG America growth initiatives increased to $2.4 million in the first quarter of 2006 from $2.2 million in the fourth quarter of 2005 and $1.6 million in the first quarter of 2005. While incremental direct premiums related to the sales activity from the new KMG America distribution channel increased to $6.2 million (before reinsurance ceded) compared to $2.3 million in the fourth quarter of 2005, they were more than offset by higher expenses. Expenses (before deferrals of acquisition costs related to voluntary product sales) totaled $5.0 million in the first quarter of 2006 compared to $4.4 million in the fourth quarter of 2005 and $1.1 million in the first quarter of 2005.

Excluding the operating results attributable to new KMG America growth initiatives, first quarter 2006 operating income was $3.6 million, or $0.16 per diluted share, compared to $3.7 million, or $0.17 per diluted share, in the fourth quarter of 2005, and first quarter 2005 operating income of $2.5 million, or $0.12 per diluted share. This reduction in operating income compared to the fourth quarter of 2005 is due primarily to the unusual items described below. The Company believes that excluding the earnings results of the new KMG America sales activity during the initial period when startup expenses exceed incremental new premiums provides a more meaningful comparison of the trends in earnings produced by Kanawha’s legacy business, which serves to fund the initial expenses associated with building the new sales and underwriting organization and the infrastructure needed to operate as a public company. The more notable earnings drivers are discussed below where the first quarter 2006 results are compared to the fourth quarter 2005 results.

Premium Revenue

Premiums for the first quarter of 2006 increased to $29.8 million, compared to $27.5 million in the fourth quarter of 2005. The increase is primarily due to incremental premiums related to the new KMG America sales distribution channel that produced $6.2 million of new direct earned premiums ($4.5 million net of reinsurance) in the first quarter of 2006 compared to $2.3 million of new direct earned premiums ($1.8 million net of reinsurance) in the fourth quarter of 2005. The first quarter 2006 premiums were also adversely affected by an unusual $0.3 million premium refund attributed to a mass cancellation of an older Kanawha policy form in the state of Georgia, which is likely to be one-time in nature.

Investment Income

Investment income in the first quarter of 2006 was $7.2 million, flat compared to $7.2 million in the fourth quarter of 2005 in spite of an improvement in the investment portfolio yield. Cash and invested assets declined slightly (after removing increasing unrealized capital losses due to rising interest rates) due to the continuing high level of incremental startup expenses and the acquisition costs associated with new business now being written in increasing amounts. The first quarter 2006 investment portfolio yield averaged 4.95%, based on average cash and invested assets excluding FAS115 unrealized gains (losses), an improvement of 7 basis points from the 4.88% average yield reported in the fourth quarter of 2005.

Policyholder Benefits

Policyholder benefits for the first quarter of 2006 increased to $23.4 million compared to $21.3 million in the fourth quarter of 2005, due primarily to increased benefits related to incremental sales in the new KMG America worksite segment, partially offset by lower claims in the senior segment. The total Company benefit ratio was 78.3% in the first quarter of 2006 compared to 77.7% in the fourth quarter of 2005. The benefit ratio in Kanawha’s legacy worksite segment was 75.3% in the first quarter of 2006, compared to 67.3% in the fourth quarter of 2005, reflecting primarily the effect of the unusual one-time premium refund mentioned earlier and other special policy reserve adjustments. The benefit ratio in the senior segment improved to 80.0% in the first quarter of 2006, compared to 88.7% in the fourth quarter of 2005, reflecting lower open claims and favorable dispositions of earlier claims. The acquired business segment first quarter 2006 benefit ratio increased to 194.4%, compared to the fourth quarter 2005 benefit ratio of 115.8% due largely to higher claims in three acquired blocks . The acquired segment benefit ratio can experience unusual period-to-period fluctuations due to both claims volatility and experience rated refunds that reduce both premiums and benefits by an equal amount but do not impact earnings.

Expenses, Taxes, Licenses and Fees

General insurance expenses, taxes, licenses and fees (before deferrals of policy acquisition costs) for the first quarter of 2006 increased to $15.0 million compared to $14.7 million in the fourth quarter of 2005, due primarily to the newly implemented option expensing requirements.

Amortization of Deferred Acquisition Costs (DAC)/Value of Business Acquired (VOBA)

Amortization of DAC/VOBA for the first quarter of 2006 increased to $1.2 million compared to the $0.7 million in the fourth quarter of 2005, reflecting both scheduled or expected increases in DAC and VOBA amortization as well as the impact of delayed approval of long term care rate increases in the senior segment resulting in higher amortization of VOBA. The accelerated VOBA amortization could reverse once the scheduled rate increases are effective.

Unusual Items

First quarter 2006 financial results contain three unusual items that are likely to be one-time in nature. One was the previously mentioned $0.3 million premium refund attributed to a mass cancellation of an older Kanawha policy form. The second item relates to accelerated VOBA amortization of $0.2 million due to the regulatory approval delay in certain long term care rate increase in the legacy senior segment. Some have been recently approved, and others have been filed, with approval expected later this year. The third is a $0.3 million mismatch of a life insurance endowment benefit and the associated policy reserve in the legacy worksite segment that could reverse during a later quarter this year. Pro forma operating income as reported this quarter has not been adjusted for these unusual items.

*       **

NOTES ON FINANCIAL PRESENTATION

Non-GAAP Financial Measures

•

Operating Income - To supplement the financial statements presented on a GAAP basis, the Company reported operating income, which is a non-GAAP measure. Operating income is defined as net income excluding realized investment gains/losses (except for realized investment gains/losses that are directly offset by executive deferred compensation expense) and certain other unusual items that are likely to be one-time in nature, net of income taxes. Management believes this non-GAAP measure provides investors, potential investors, securities analysts and others with useful additional information to evaluate the performance of the business, because it excludes items that management believes are not indicative of the operating results of the business. In addition, this non-GAAP measure is used by management to evaluate the operating performance of the Company. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income determined in accordance with GAAP.

A reconciliation of the non-GAAP financial measures contained in this release to the most comparable GAAP measures appears in the attached tables.

FORWARD LOOKING INFORMATION

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause KMG America Corporation's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: implementation of its business strategy; hiring and retaining key employees; predicting and managing claims and other costs; fluctuations in its investment portfolio; financial strength ratings of its insurance subsidiary; government regulations, policies and investigations affecting the insurance industry; competitive insurance products and pricing; reinsurance costs; fluctuations in demand for insurance products; possible recessionary trends in the U.S. economy; and other risks that are detailed from time to time in reports filed by the Company with the Securities and Exchange Commission. KMG America Corporation assumes no obligation to publicly update or revise any forward-looking statements.

ABOUT KMG AMERICA CORPORATION

KMG America is a holding company that was formed to acquire the Southeastern regional insurance company, Kanawha Insurance, and to operate and grow Kanawha's insurance and other related businesses nationwide. KMG offers a broad mix of individual and group insurance products and stop-loss coverage along with third-party administration services to employers and to working Americans. For more information visit: www.kmgamerica.com.

WEB CAST

KMG America will host an investor and analyst web cast today, Monday, May 8, 2006, at 10:00 a.m. EST. The web cast and replay will be available via the following links: www.kmgamerica.com analyst/investor tab – for all investors; www.streetevents.com – for institutional investors; www.fulldisclosure.com – for retail investors. The replay will be available starting approximately 2 hours after the original web cast. The replay will be available through Monday, May 22, 2006.

Contact:	Tim Daniels
Ph: (952) 930-4807
Tim.daniels@kmgamerica.com

	Quarter Ended
	3/31/2006	12/31/2005	3/31/2005
Insurance premiums, net of reinsurance	$29,811	$27,450	$26,198
Net investment income	7,206	7,203	6,653
Commission and fee income	4,219	3,553	3,568
Realized investment gains	211	34	27
Other income	986	898	792
Total revenues	42,433	39,138	37,238
Policyholder benefits	23,354	21,322	20,430
Insurance commissions, net of deferrals	2,981	2,353	2,666
Expenses, taxes, fees and depreciation	13,049	12,643	11,476
Amortization of DAC and VOBA (1)	1,178	706	1,085
Total benefits and expenses	40,562	37,024	35,657
Income before income taxes	1,871	2,114	1,581
(Provision) for income taxes	(635)	(702)	(561)
Net income before accounting changes	1,236	1,412	1,020
Cumulative accounting changes, net of tax	—	176	—
Net income	$1,236	$1,588	$1,020
Net income per share
Basic	$0.06	$0.07	$0.05
Diluted	$0.06	$0.07	$0.05
Weighted-average shares outstanding:
Basic	22,133	22,108	22,072
Diluted	22,138	22,110	22,156
Benefit ratio (2)	78.3%	77.7%	78.0%
Expense ratio (3)	50.6%	50.6%	51.2%
Average portfolio yield (4)	4.95%	4.88%	4.60%
Average invested assets	$519,669	$495,358	$473,352
Average cash/equivalents & short terms (4)	62,679	95,232	105,578
Total average cash and invested assets	$582,348	$590,591	$578,929

(1)	DAC: Deferred Acquisition Costs; VOBA: Value of Business Acquired.
(2)	Benefit ratio is defined as policyholder benefits (equal to incurred claims plus increases in policyholder active life reserves) divided by net premiums.
(3)	Expense ratio defined as commissions, expenses and amortization of DAC/VOBA divided by earned premiums plus commissions/fees.
(4)

Average portfolio yield is defined as net investment income divided by average cash and invested assets excluding the impact of FAS115 unrealized gains (losses) plus average cash and equivalents. Average cash/equivalents and short term assets include the portion of initial public offering proceeds that are invested short (less than 2 year maturities).

KMG America Corporation

Supplemental Financial Information – Unaudited

(in thousands, except share data)

	Quarter Ended
	3/31/2006	12/31/2005	3/31/2005
Operating income (loss) : (1)
Worksite insurance business	$20	$324	$95
Senior market insurance	1,141	670	602
Third party administration business	410	172	181
Acquired business	502	789	729
Corporate and other	(847)	(491)	(604)
Total operating income	$1,227	$1,463	$1,002
Total excluding KMGA new activity	$3,583	$3,685	$2,592
(see table below)

Operating income per share:
Basic	$0.06	$0.07	$0.05
Diluted	$0.06	$0.07	$0.05
Diluted - excl. KMGA new activity	$0.16	$0.17	$0.12

Weighted-average shares outstanding:
Basic	22,133	22,108	22,072
Diluted	22,138	22,110	22,156

KMG America new activity:
Insurance premiums, net of reinsurance	$4,535	$1,824	$—
Net investment income	—	—	—
Total revenues	4,535	1,824	—
Policyholder benefits	3,072	1,137	—
Insurance commissions, net of deferrals	639	182	—
Expenses, taxes, fees and depreciation	4,254	3,858	2,446
Amortization of DAC and VOBA	194	65	—
Total benefits and expenses	8,159	5,242	2,446
Income (loss) before income taxes	(3,624)	(3,418)	(2,446)
(Provision) for income taxes	1,268	1,196	856
Net income (loss)	$(2,356)	$(2,222)	$(1,590)

(1)

Operating income is defined as net income excluding realized investment gains/losses (except for realized investment gains/losses that are directly offset by executive deferred compensation expense), net of income taxes and certain unusual items, net of income taxes.

KMG America Corporation and Subsidiary

Consolidated Balance Sheets

(in thousands, except share data)

	March 31, 2006	December 31, 2005
	(Unaudited)
Assets:
Cash and cash equivalents	$11,361	$32,583
Investments	549,859	543,307
Total cash and investments	561,220	575,890
Accrued investment income	5,997	5,917
DAC	17,543	14,032
VOBA	71,761	72,639
Other assets (1)	137,395	128,887
Total assets	$793,916	$797,365

Liabilities and shareholders’ equity:
Total policy and contract liabilities	$554,727	$547,894
Deferred income taxes	10,822	13,061
Other liabilities (2)	47,284	48,927
Total liabilities	612,833	609,882
Total shareholders’ equity	181,083	187,483
Total liabilities and shareholders’ equity	$793,916	$797,365

Book value per share(3):
Basic	$8.16	$8.47
Diluted	$8.16	$8.47

Book value per share: (excl FAS 115)(4)
Basic	$8.74	$8.70
Diluted	$8.74	$8.70

Ending shares outstanding:
Basic	22,201	22,126
Diluted (5)	22,203	22,131

(1)	Other assets include reinsurance balances recoverable, real estate and equipment, federal income tax recoverable and other assets.
(2)

Other liabilities include accounts payable and accrued expenses, $16.0 million of outstanding principal and accrued interest on a subordinated note as of March 31, 2006, and other miscellaneous liabilities.

(3)	The book values are recalculated excluding $12.9 million of unrealized capital losses, net of taxes, on March 31, 2006. Unrealized capital losses were $5.0 million, net of taxes, on December 31, 2005.
(4)	Diluted shares were calculated using the treasury stock method.

SEGMENT RESULTS (Unaudited)

(in thousands)

	Quarter Ended
	3/31/2006	12/31/2005		3/31/2005
Worksite insurance business – Legacy:
Insurance premiums, net of reinsurance	$13,972		$13,912	$14,658
Net investment income	1,595		1,602	1,782
Commissions and fee income	—	—	—	—
Realized investment gains	—		—	—
Other income	46		42	49
Total revenues	15,613		15,556	16,489
Policyholder benefits	10,523		9,367	10,890
Insurance commissions, net of deferrals	882		833	1,078
Expenses, taxes, fees and depreciation	2,271		2,539	2,695
Amortization of DAC and VOBA	584		766	820
Total benefits and expenses	14,260		13,505	15,483
Income before income taxes	$1,353		$2,051	$1,006

Total assets	$163,955		$166,402	$168,714

Worksite insurance business – KMGA:
Insurance premiums, net of reinsurance	$4,535		$1,824	$—
Net investment income	—		—	—
Commissions and fee income	—		—	—
Realized investment gains	—		—	—
Other income	—		—	—
Total revenues	4,535		1,824	—
Policyholder benefits	3,072		1,137	—
Insurance commissions, net of deferrals	639		182	—
Expenses, taxes, fees and depreciation	1,952		1,992	860
Amortization of DAC and VOBA	194		65	—
Total benefits and expenses	5,857		3,376	860
Income before income taxes	$(1,322)		$(1,552)	$(860)

Total assets	$4,738		$—	$—

Senior market insurance business:
Insurance premiums, net of reinsurance	$10,675		$10,135	$10,601
Net investment income	1,411		1,297	1,012
Commissions and fee income	—		—	—
Realized investment gains	—		—	—
Other income	809		747	657
Total revenues	12,895		12,179	12,270
Policyholder benefits	8,535		8,989	8,.345
Insurance commissions, net of deferrals	1,367		1,240	1,489
Expenses, taxes, fees and depreciation	765		770	1,139
Amortization of DAC and VOBA	472		150	371
Total benefits and expenses	11,139		11,149	11,344
Income before income taxes	$1,756		$1,030	$926

Total assets	$201,603		$193,889	$168,486

	Quarter Ended
	3/31/2006	12/31/2005	3/31/2005
Third party administration business:
Insurance premiums, net of reinsurance	$—	$—	$—
Net investment income	—	—	—
Commissions and fee income	4,134	3,502	3,483
Realized investment gains	—	—	—
Other income	—	2	1
Total revenues	4,134	3,504	3,484
Policyholder benefits	—	—	—
Insurance commissions, net of deferrals	—	—	—
Expenses, taxes, fees and depreciation	3,503	3,240	3,206
Amortization of DAC and VOBA	—	—	—
Total benefits and expenses	3,503	3,240	3,206
Income before income taxes	$631	$264	$278

Total assets	$10,063	$11,103	$8,406

Acquired business:
Insurance premiums, net of reinsurance	$629	$1,579	$938
Net investment income	1,981	1,964	2,063
Commissions and fee income	—	—	—
Realized investment gains	—	—	—
Other income	16	18	13
Total revenues	2,626	3,561	3,014
Policyholder benefits	1,223	1,829	1,195
Insurance commissions, net of deferrals	94	99	99
Expenses, taxes, fees and depreciation	608	695	704
Amortization of DAC and VOBA	(72)	(276)	(105)
Total benefits and expenses	1,853	2,347	1,893
Income before income taxes	$773	$1,214	$1,121

Total assets	$201,880	$204,288	$212,188

Corporate and Other:
Insurance premiums, net of reinsurance	$—	$—	$—
Net investment income	2,219	2,340	1,797
Commissions and fee income	85	50	85
Realized investment gains	—	—	—
Other income	115	89	71
Total revenues	2,419	2,479	1,953
Policyholder benefits	—	—	—
Insurance commissions, net of deferrals	—	—	—
Expenses, taxes, fees and depreciation
-Kanawha legacy	1,450	1,427	1,284
-KMG America (KMGA) new activity	2,302	1,866	1,586
Amortization of DAC and VOBA	—	—	—
Total benefits and expenses	3,752	3,293	2,870
Income (loss) before income taxes	$(1,333)	$(814)	$(917)
Income before income taxes excluding KMGA new activity	969	1,052	669

Total assets	$211,677	$221,683	$210,366

KMG America Corporation

Reconciliation of Operating Income Consolidated Statements of Income (Unaudited)

(in thousands)

KMG America Corporation:

	Quarter Ended
	3/31/2006	12/31/2005	3/31/2005
Net income as reported	$1,236	$1,588	$1,020
Reconciliation to operating income:
Exclude realized investment gains/losses,	(211)	(34)	(27)
Exclude offsetting deferred compensation expense (1)	197	113	—
Exclude cumulative accounting changes	—	(271)	—
Taxes on the above	5	67	9

Operating income	$1,227	$1,463	$1,002

Corporate and Other Segment:

	Quarter Ended
	3/31/2006	12/31/2005	3/31/2005
Pretax income as reported	$(1,324)	$(689)	$(899)
Reconciliation to operating income:		$324	$95
Exclude realized investment gains/losses,	(211)	(34)	(27)
Exclude offsetting deferred compensation expense (1)	197	113	—
Exclude cumulative accounting changes	—	(271)	—
Taxes on the above	5	67	9

Operating income	$(1,333)	$(814)	$(917)

(1) Offsetting expense for realized gains (losses) related to executive deferred compensation trading activity

KMG America Corporation

Statistical and Operating Data at or for the Periods Indicated

(in thousands, except percentages)

OTHER FINANCIAL DATA

Unaudited

	Quarter Ended
	3/31/2006	12/31/2005		3/31/2005
Sales – issued and paid for annualized premiums:

Worksite insurance segment – Kanawha Legacy
Life	$402		$448	$619
Cancer	486		504	508
Disability income	633		1,249	1,311
Other A&H	210		1,098	659
Total worksite – Kanawha Legacy	1,731		3,299	3,097

Worksite insurance segment – KMG America (KMGA) New Activity
Core Group Products
Life	$1,151		$—	$—
Stop loss	12,776		4,124	—
Disability income	149	—	—	—
Other A&H	—		—	—
Voluntary Benefits Products:
Life	122		167	—
Cancer	41		125	—
Disability income	1,278		1,331	—
Other A&H	336		244	—
Total worksite – KMGA new activity	15,853		5,991	—

Senior market insurance segment
Long term care	303		260	447
Total senior market insurance	303		260	447
Total sales	$17,887		$9,550	$3,544

	Quarter Ended
	3/31/2006	12/31/2005	3/31/2005
Segment benefit ratios: (1)
Worksite insurance – Kanawha legacy	75.3%	67.3%	74.3%
Worksite insurance – KMGA new activity	67.7%	62.3%	n/a %
Senior market insurance	80.0%	88.7%	78.7%
Acquired business	194.4%	115.8%	127.4%
Total company	78.3%	77.7%	78.0%

(1) benefit ratio is defined as total policyholder benefits divided by total net premiums.